UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 7, 2018
Conn's, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34956	06-1672840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2445 Technology Forest Blvd., Suite 800 The Woodlands, Texas	77381
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code:  (936) 230-5899
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On June 7, 2018, Conn’s, Inc. (the “Company”) entered into an agreement (the “Standstill Agreement”) with Anchorage Capital Group, L.L.C. (“Anchorage”) pursuant to which Anchorage agreed to certain standstill provisions and the Company agreed to waive the applicability of Section 203 of the Delaware General Corporation Law (“Section 203”) to Anchorage and its affiliates and associates (as such terms are defined in Section 203) (collectively, the “Anchorage Group”), subject to certain ownership limitations more fully described below. Section 203 imposes certain restrictions on business combinations with an “interested stockholder,” which classification would, absent the waiver contained in the Standstill Agreement, apply to Anchorage for three years following its acquisition of 15% or more of the Company’s outstanding shares of common stock, par value $0.01 per share (“Common Stock”).

Under the terms of the Standstill Agreement, Anchorage has agreed to certain standstill restrictions until the earlier of the termination of the Agreement or September 30, 2019, including restrictions that prevent the Anchorage Group from (1) soliciting or granting proxies to vote shares of Common Stock or initiating stockholder proposals for consideration by the Company’s stockholders, (2) nominating directors for election to the board of directors of the Company (the “Board”), (3) voting for any nominee or nominees for election to the Board, other than those nominated or supported by the Board, (4) forming or participating in any “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, (5) separately, or in conjunction with any person, proposing publicly or participating in, effecting or seeking to effect, any tender offer or exchange offer, rights offering, spin-off, public offering of securities, merger, acquisition, business combination, reorganization, restructuring, recapitalization, sale or acquisition of material assets, liquidation or dissolution involving the Company or any of its material subsidiaries or its or their securities or a material amount of its or their assets or businesses (except following a declaration of bankruptcy or similar event), (6) seeking to call or calling a special meeting of the stockholders of the Company, or making a request for a list of the Company’s stockholders or other Company records, (7) taking any public action to act alone or in concert with others to control or seek to control, or to influence or seek to influence, the management, the Board or the policies of the Company, (8) transferring or otherwise disposing of, directly or indirectly, any shares of Common Stock to any person (or such person’s affiliates or associates) that Anchorage can determine from publicly available information beneficially owns, or as a result of such transfer or other disposition would beneficially own, 14.99% or more of the then-outstanding shares of Common Stock, (9) selling, offering or agreeing to sell all or substantially all, directly or indirectly, through swap or hedging transactions, derivative agreements or otherwise, voting rights decoupled from the underlying Common Stock held by Anchorage and its affiliates to any third party, (10) publicly requesting or expressing a desire that the Company amend, waive, grant any consent under or otherwise not enforce any of the foregoing clauses (1) through (9) or (11) otherwise taking, or soliciting, causing or encouraging others to take any action inconsistent with the foregoing clauses (1) through (9). The Standstill Agreement does not limit Anchorage from voting or tendering its shares of Common Stock in its sole discretion (except as otherwise provided in the Standstill Agreement), making any public statement or announcement with respect to certain extraordinary transactions (such as mergers, tender offers, asset transfers, reorganizations, recapitalizations and other similar transactions) proposed by the Company that require a vote of the Company’s stockholders and that is publicly announced by the Company after June 7, 2018, engaging in open market transactions involving Common Stock or holding Common Stock in margin accounts in the ordinary course of business.

The Standstill Agreement further provides that in order for the waiver under Section 203 to become effective, the Anchorage Group must own at least 15% of the Company’s outstanding shares of Common Stock by September 30, 2019. The waiver is not effective with respect to any acquisition of Common Stock, as a result of which the Anchorage Group would own in excess of 20% of the outstanding Common Stock. If, after the Anchorage Group acquires Common Stock in an amount such that it owns in excess of 15% of the outstanding share of Common Stock, at any time the Anchorage Group ceases to own at least 10% of the Company’s outstanding shares of Common Stock for three consecutive months, then the waiver under Section 203 will no longer be applicable to the Anchorage Group.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONN'S, INC.
Date:	June 7, 2018	By:	/s/ Mark L. Prior
		Name:	Mark L. Prior
		Title:	Vice President, General Counsel & Secretary